UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 23, 2010

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #502, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01  Entry Into a Material Definitive Agreement.

On September 23, 2010, Health Discovery Corporation (the “Company”) entered into a settlement agreement settling the previously announced  declaratory judgment lawsuit brought by William F. Quirk, Jr., related to his 32,527,776 warrants issued pursuant to the 2007 Private Placement transaction, and the Company's counterclaim alleging that Mr. Quirk had breached his fiduciary duty.

Pursuant to the settlement agreement, Mr. Quirk exchanged his 32,527,776 warrants for 10,000,000 new warrants. The 32,527,776 exchanged warrants consisted of 16,263,888 warrants with an exercise price of $0.14 and 16,263,888 warrants with an exercise price of $.019. The 10,000,000 new warrants consist of three tranches; two of which are for 3,333,333 warrants each and one for 3,333,334 warrants, with strike prices of $0.20, $0.25 and $0.30, and exercise terms of 12 months, 18 months and 24 months, respectively.

In addition to the exchange of warrants, the Company will provide Mr. Quirk an exercise price adjustment equal to the fair market value of two million phantom shares. The value of this exercise price adjustment will only be applied towards the exercise of some or all of the new warrants.  Mr. Quirk is limited to only using this exercise price adjustment to exercise the new warrants and will not receive cash, stock or any other benefit related to this exercise price adjustment. The exercise price adjustment expires September 22, 2012.

As a part of the settlement, Mr. Quirk has agreed to refrain from taking certain actions related to the Company’s affairs for a period of five years. Under this standstill agreement, Mr. Quirk may not (1) propose to enter into, directly or indirectly, any merger, tender offer, exchange offer, recapitalization or any other business combination involving the Company, other than any such transaction or offer approved by the Company's board of directors and publicly announced, (2) solicit proxies or consents to vote any securities of the Company, (3) engage in short selling the common stock of the Company or otherwise enter into any agreement or arrangement with any person for the purposes of short selling the common stock of the Company, or (4) act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company.

Neither the Company nor Mr. Quirk made any admission of liability and the settlement agreement represents only a desire by the Company and Mr. Quirk to settle complex and contested issues in addition to avoiding the expense and uncertainty of litigation.  The parties explicitly deny any and all liability with regard to all allegations and claims that are subject to the settlement agreement.

Item 8.01  Other Information

On September 27, 2010, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release dated September 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: September 27, 2010	By:	/s/Thomas L. Gallagher
Thomas L. Gallagher
Executive Vice President